UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

CBL & Associates Properties, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

124830 878

(CUSIP Number)

May 16, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 3,243,989
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 3,243,989
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,243,989
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO, IA

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Victor Khosla
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 3,243,989
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 3,243,989
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,243,989
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS SVP Dislocation LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 583,381
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 583,381
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 583,381
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Capital Solutions Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 521,328
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 521,328
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 521,328
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Capital Solutions Offshore Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 43,537
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 43,537
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,537
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Capital Solutions Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 14,764
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 14,764
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,764
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 <0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Sullivan Offshore Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 5,059
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 5,059
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,059
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 <0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS SVP Special Situations III-A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 128,770
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 128,770
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 128,770
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 128,770
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 128,770
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 128,770
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Special Situations Master Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,040,744
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 1,040,744
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,040,744
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Special Situations Offshore Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 6,074
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 6,074
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,074
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 <0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Special Situations Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 2,388
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 2,388
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,388
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 <0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS SVP Special Situations IV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,049,206
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 1,049,206
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,049,206
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Special Situations Master Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,220,604
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 1,220,604
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,604
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Special Situations Offshore Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 83,212
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 83,212
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 83,212
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Special Situations Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 48,115
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 48,115
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,115
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS SVP Special Situations V LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,353,238
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 1,353,238
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,353,238
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Excelsior Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 129,394
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 129,394
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 129,394
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS SVP Excelsior Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 129,394
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH:	8	SHARED DISPOSITIVE POWER 129,394
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 129,394
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

Item 1(a).	Name of Issuer:

CBL & Associates Properties Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

2030 Hamilton Place Blvd., Suite 500

Chattanooga, TN 374210-6000

Item 2(a).	Names of Persons Filing:

The names of the persons filing this report (collectively, the “Reporting Persons”) are:

Strategic Value Partners, LLC (“Strategic Value Partners”)

Victor Khosla (“Mr. Khosla”)

SVP Dislocation LLC (“SVP Dislocation”)

Strategic Value Capital Solutions Master Fund, L.P. (“Capital Solutions Master Fund”)

Strategic Value Capital Solutions Offshore Fund, L.P. (“Capital Solutions Offshore Fund”)

Strategic Value Capital Solutions Fund, L.P. (“Capital Solutions Fund”)

Strategic Value Sullivan Offshore Fund, L.P. (“Sullivan Offshore Fund”)

Strategic Value Opportunities Fund, L.P. (“Opportunities Fund”)

SVP Special Situations III-A LLC (“SVP Special Situations III-A”)

Strategic Value Special Situations Master Fund IV, L.P. (“Special Situations Master Fund IV”)

Strategic Value Special Situations Offshore Fund IV, L.P. (“Special Situations Offshore Fund IV”)

Strategic Value Special Situations Fund IV, L.P. (“Special Situations Fund IV”)

SVP Special Situations IV LLC (“SVP Special Situations IV”)

Strategic Value Special Situations Master Fund V, L.P. (“Special Situations Master Fund V”)

Strategic Value Special Situations Offshore Fund V, L.P. (“Special Situations Offshore Fund V”)

Strategic Value Special Situations Fund V, L.P. (“Special Situations Fund V"

SVP Special Situations V LLC (“SVP Special Situations V”)

Strategic Value Excelsior Fund, L.P. (“Excelsior Fund”)

SVP Excelsior Management LLC (“SVP Excelsior”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons is:

c/o Strategic Value Partners, LLC

100 West Putnam Avenue

Greenwich, CT 06830

CUSIP No. 124830 878

Item 2(c).	Citizenship:

Strategic Value Partners is a Delaware limited liability company

Mr. Khosla is a United States citizen

SVP Dislocation is a Delaware limited liability company

Capital Solutions Master Fund is a limited partnership organized in the Cayman Islands

Capital Solutions Offshore Fund is a limited partnership organized in the Cayman Islands

Capital Solutions Fund is a limited partnership organized in the Cayman Islands

Sullivan Offshore Fund is a limited partnership organized in the Cayman Islands

Opportunities Fund is a limited partnership organized in the Cayman Islands

SVP Special Situations III-A is a Delaware limited liability company

Special Situations Master Fund IV is a limited partnership organized in the Cayman Islands

Special Situations Offshore Fund IV is a limited partnership organized in the Cayman Islands

Special Situations Fund IV is a Delaware limited partnership

SVP Special Situations IV is a Delaware limited liability company

Special Situations Master Fund V is a limited partnership organized in the Cayman Islands

Special Situations Offshore Fund V is a limited partnership organized in the Cayman Islands

Special Situations Fund V is a limited partnership organized in the Cayman Islands

SVP Special Situations V is a Delaware limited liability company

Excelsior Fund is a limited partnership organized in the Cayman Islands

SVP Excelsior is a Delaware limited liability company

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.001 per share (“Common Stock”)

Item 2(e).	CUSIP Number:

124830 878

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

The information required by this item with respect to each Reporting Person is set forth in Rows 5 through 9 and 11 of the cover page to this Schedule 13G. The ownership percentages are based on 31,814,178 outstanding shares of Common Stock as of May 10, 2022 as reported in the Issuer’s Form 10-Q filed on May 16, 2022.

Capital Solutions Master Fund directly holds 521,328 shares of Common Stock, Capital Solutions Offshore Fund directly holds 43,537 shares of Common Stock, Capital Solutions Fund directly holds 14,764 shares of Common Stock, and Sullivan Offshore Fund (Series 1) directly holds 3,752 shares of Common Stock. SVP Dislocation is the investment manager of Capital Solutions Master Fund, Capital Solutions Offshore Fund, Capital Solutions Fund, and Sullivan Offshore Fund (Series 1). Opportunities Fund directly holds 128,770 shares of Common Stock. SVP Special Situations III-A is the investment manager of Opportunities Fund. Special Situations Master Fund IV directly holds 1,040,744 shares of Common Stock, Special Situations Offshore Fund directly holds 6,074 shares of Common Stock, and Special Situations Fund IV directly holds 2,388 shares of Common Stock. SVP Special Situations IV is the investment manager of Special Situations Master Fund IV, Special Situations Offshore Fund IV, and Special Situations Fund IV. Special Situations Master Fund V directly holds 1,220,604 shares of Common Stock, Special Situations Offshore Fund V directly holds 83,212 shares of Common Stock, Special Situations Fund V directly holds 48,115 shares of Common Stock, and Sullivan Offshore Fund (Series 2) directly holds 1,307 shares of Common Stock. SVP Special Situations V is the investment manager of Special Situations Master Fund V, Special Situations Offshore Fund V, Special Situations Fund V, and Sullivan Offshore Fund (Series 2). Excelsior Fund directly holds 129,394 shares of Common Stock. SVP Excelsior is the investment manager of Excelsior Fund. Strategic Value Partners, which is indirectly majority owned and controlled by Mr. Khosla, is the managing member of SVP Dislocation, SVP Special Situations III-A, SVP Special Situations IV, SVP Special Situations V, and SVP Excelsior.

CUSIP No. 124830 878

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:	May 18, 2022

STRATEGIC VALUE PARTNERS, LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

/s/ Victor Khosla
Victor Khosla

SVP DISLOCATION LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
Title:	Chief Financial Officer

STRATEGIC VALUE CAPITAL SOLUTIONS MASTER FUND, L.P.

By:	SVP Dislocation LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE CAPITAL SOLUTIONS OFFSHORE FUND, L.P.

By:	SVP Dislocation LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE CAPITAL SOLUTIONS FUND, L.P.

By:	SVP Dislocation LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SULLIVAN OFFSHORE FUND, L.P.

By:	SVP Dislocation LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE OPPORTUNITIES FUND, L.P.

By:	SVP Special Situations III-A LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS III-A LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS MASTER FUND IV, L.P.

By:	SVP Special Situations IV LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS OFFSHORE FUND IV, L.P.

By:	SVP Special Situations IV LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS FUND IV, L.P.

By:	SVP Special Situations IV LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS IV LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS MASTER FUND V, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS OFFSHORE FUND V, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS FUND V, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS V LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE EXCELSIOR FUND, L.P.

By:	SVP Excelsior Management LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

SVP EXCELSIOR MANAGEMENT LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

EXHIBIT 1

AGREEMENT

The persons below hereby agree that the Schedule 13G to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13G, shall be filed on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Date:	May 18, 2022

STRATEGIC VALUE PARTNERS, LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

/s/ Victor Khosla
Victor Khosla

SVP DISLOCATION LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE CAPITAL SOLUTIONS MASTER FUND, L.P.

By:	SVP Dislocation LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE CAPITAL SOLUTIONS OFFSHORE FUND, L.P.

By:	SVP Dislocation LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE CAPITAL SOLUTIONS FUND, L.P.

By:	SVP Dislocation LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SULLIVAN OFFSHORE FUND, L.P.

By:	SVP Dislocation LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE OPPORTUNITIES FUND, L.P.

By:	SVP Special Situations III-A LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS III-A LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS MASTER FUND IV, L.P.

By:	SVP Special Situations IV LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS OFFSHORE FUND IV, L.P.

By:	SVP Special Situations IV LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS FUND IV, L.P.

By:	SVP Special Situations IV LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS IV LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS MASTER FUND V, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS OFFSHORE FUND V, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS FUND V, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS V LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE EXCELSIOR FUND, L.P.

By:	SVP Excelsior Management LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

SVP EXCELSIOR MANAGEMENT LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer